APPENDIX 1
                                       to
                    Participation Agreement, Master Lease and
                           Construction Deed of Trust
                        each dated as of August 22, 1997
                  (Specialty Storage Product Group Facilities)

                         DEFINITIONS AND INTERPRETATION


         A. Interpretation. In each Operative Document, unless a clear contrary intention appears:

                  (i) the singular number includes the plural number and vice versa;

                  (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

                  (iii)  reference to any gender includes each other gender;

                  (iv) reference to any agreement (including any Operative Document), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Documents and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

                  (v) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

                  (vi) reference in any Operative Document to any Article, Section, Appendix, Schedule, or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto;

                  (vii) "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to an Operative Document as a whole and not to any particular Article, Section or other provision thereof;

                  (viii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

                  (ix)   "or" is not exclusive; and

                  (x) relative to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding".

         B. Accounting Terms. In each Operative Document, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with GAAP.

         C. Conflict in Operative Documents. If there is any conflict between any Operative Documents, such Operative Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, the Lease shall prevail and control.

         D. Legal Representation of the Parties. The Operative Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Operative Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

         E. Defined Terms. Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Operative Document.

         "ABN  AMRO"  means  ABN AMRO Bank  N.V.,  San  Francisco  International
Branch.

         "Account" is defined in Section 3.11 of the Participation Agreement and in Section 1 of the Cash Collateral Agreement.

         "Acquisition Request" is defined in Section 3.3 of the Participation Agreement.

         "Adjusted Percentage" is defined in Section 11.6 of the Participation Agreement.

         "Administrative Agent" means the Administrative Agent under, and as defined in, the Credit Agreement.

         "Administrative Fee" is defined in Section 4.3 of the Participation Agreement.

         "Advance" means an advance of funds by the Lessor pursuant to Section 3 of the Participation Agreement which will be used to pay Land Interest Acquisition Costs or Property Improvements Costs.

         "Affiliate" means, when used with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common control with such Person.

         "After Tax Basis" means, with respect to any payment to be received, the amount of such payment increased so that, after deduction of the amount of all taxes required to be paid by the recipient calculated at the then maximum marginal federal and state income tax rates generally applicable to Persons of the same type as the recipient (less any tax savings realized as a result of the payment of the indemnified amount) with respect to the receipt by the recipient of such amounts, such increased payment (as so reduced) is equal to the payment otherwise required to be made.

         "Agent" means ABN AMRO, as agent for the Participants pursuant to the Participation Agreement, or any successor or additional agent appointed in accordance with the terms of the Participation Agreement.

         "Agent/Arranger Fee Letter" means the letter from the Arranger to the Lessee, dated as of August 19, 1997.

         "Agent Financing Statements" means UCC financing statements appropriately completed and executed for filing in the applicable jurisdiction in order to perfect a security interest in favor of the Agent for the ratable benefit of the Participants in the Equipment located on the Property or in any Improvements on the Property.

         "Alternate Base Rate" means, for any period, an interest rate per annum equal to the lower of (i) the Prime Rate or (ii) the Federal Funds Effective Rate most recently determined by the Agent plus 0.50%. If either of the aforesaid rates or equivalent changes from time to time after the date of the Participation Agreement, the Alternate Base Rate shall be automatically increased or decreased, if appropriate and as the case may be, without notice to the Lessee or the Lessor, as of the effective time of each change.

         "Alternate Basic Rate Advance" means an Advance bearing interest or Yield determined with reference to the Alternate Base Rate as provided in the Participation Agreement.

         "Applicable Law" means all existing and future applicable laws, rules, regulations (including Environmental Laws), statutes, treaties, codes, ordinances, permits, certificates, covenants, restrictions, requirements, orders and licenses of and interpretations by, any Governmental Authorities, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment (including, without limitation, wetlands) and those pertaining to the construction, use or occupancy of the Property) and any restrictive covenant or deed restriction or easement affecting the Property.

         "Applicable Margin" means at any time with respect to any Eurodollar Rate Advance, either (i) at any time amounts are deposited in an Account subject to the Cash Collateral Agreement, and with respect to that portion of the Advances represented by such Collateral, .25% per annum margin with respect to Tranche A Participation Interests and Tranche B Participation Interests therein and 1.25% per annum margin with respect to Tranche C Participation Interests therein, or (ii) at any other time, the per annum margin which is determined pursuant to the Pricing Grid, and, in each case, added to the Eurodollar Rate for such Advance.

         "Appraisal" means, with respect to the Property, an appraisal, prepared by a reputable appraiser approved by the Lessor, the Agent and the Required Participants, which in the judgment of counsel to the Lessor, the Agent and the Required Participants, complies with all of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto, and all other applicable Requirements of Law, which appraisal will (i) appraise the Fair Market Sales Value of the Property as built in accordance with the Plans and Specifications; on the fifth anniversary of the Effective Date; as of the commencement of the Renewal Term, if any; and at the end of the Renewal Term, if any; and (ii) contain an estimate of the useful life of the Improvements as of each such date, all in a form satisfactory to the Lessor, the Agent and the Required Participants.

         "Appurtenant Rights" means (i) all agreements, easements, rights of way or use, rights of ingress or egress, privileges, appurtenances, tenements, hereditaments and other rights and benefits at any time belonging or pertaining to any Land Interest or the Improvements, including, without limitation, the use of any streets, ways, alleys, vaults or strips of land adjoining, abutting, adjacent or contiguous to any Land Interest and (ii) all permits, licenses and rights, whether or not of record, appurtenant to any Land Interest.

         "Arranger" means ABN AMRO North America, Inc.

         "Asset Termination Value" means, as of any date of determination, an amount equal to (i) the sum of (A) the outstanding Advances, (B) all accrued and unpaid interest on the Advances, and (C) all other amounts owing by the Lessee under the Operative Documents, less (ii) the sum of all payments received by the Lessor, the Agent or the Participants on account of payments to reduce Asset Termination Value, including reductions resulting from payments by the Lessor, the Lessee or the Guarantor and/or the proceeds from the sale of the Property and/or amounts realized from the Collateral pursuant to the Cash Collateral Agreement.

         "Assignment and Acceptance" is defined in Section 12.1(b) of the Participation Agreement.

         "Assignment  of  Construction   Documents"   means  the  Assignment  of
Construction Documents, dated as of the Effective Date, in the form attached as Exhibit A to the Construction Agency Agreement.

         "Assignment of Lease" means the Assignment of Lease, dated as of the Effective Date, from the Lessor to the Agent for the benefit of the Participants, and consented to by the Lessee pursuant to that certain Lessee's Consent, dated as of the Effective Date (the "Consent to Assignment") by the Lessee, as obligor, in favor of the Agent for the benefit of the Participants, in each case in the respective forms set forth in Exhibit L to the Participation Agreement.

         "Assignment of Purchase Agreement" means the Assignment of Certain Rights under Purchase and Sale Agreement, dated as of the Land Interest Acquisition Date, by and among the Lessee, as assignor, the Lessor, as assignee and the Existing Owner, as seller.

         "Available Commitments" means as to any Participant at any time, an amount equal to the excess, if any, of (a) the amount of such Participant's Commitment over (b) the aggregate amount of its Participation Interest in all Advances made by the Lessor then outstanding.

         "Banks" means the Banks from time to time party to, and as defined in, the Credit Agreement.

         "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect.

         "Basic Rent" means the sum of (i) that portion of the Property Improvements Costs due on any Payment Date, if any, as set forth on Schedule 1 to the Lease and (ii) the interest or Yield on Advances due on any Payment Date as set forth in Section 3.8 of the Participation Agreement.

         "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

         "Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in Chicago, Illinois, San Francisco, California or (if interest is being determined by reference to the Eurodollar
Rate) London, England, are generally authorized or obligated, by law or executive order, to close.

         "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

         "Capitalized Lease Obligations" means any amount payable with respect to any Capital Lease or any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which either (i) is required by GAAP to be reflected as a liability on the face of the balance sheet of the lessee thereunder or (ii) based on actual circumstances existing and ascertainable, either at the commencement of the term of such lease or at any subsequent time at which any property becomes subject thereto, can reasonably be anticipated to impose on such lessee substantially the same economic risks and burdens, having regard to such lessee's obligations and the lessor's rights thereunder both during and at the termination of such lease, as would be imposed on such lessee by any lease which is required to be so reflected or by the ownership of the leased property.

         "Cash Collateral" is defined in Section 1 of the Cash Collateral Agreement.

         "Cash Collateral Agreement" means the Cash Collateral Agreement dated as of the Effective Date among the Lessee, the Lessor, the Agent and the Participants, in the form of Exhibit S to the Participation Agreement.

         "Cash Equivalents" means Investments of the type permitted pursuant to clauses (i) through (iv), (vi), (viii) and (xviii) in Section 10.1(k) of the Participation Agreement.

         "Casualty" means any damage or destruction of all or any portion of the Property as a result of a fire or other casualty.

         "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. ss.ss. 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986.

         "Certifying Party" is defined in Section 26.1 of the Lease.

         "Change of Control" means with respect to the Lessee, the occurrence of any of the following events: (i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall (A) acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of forty percent (40%) or more of the outstanding Equity Securities of the Lessee entitled to vote for members of the board of directors, or (B) acquire all or substantially all of the assets of the Lessee and its Subsidiaries taken as a whole, or (ii) during any period of fifteen (15) consecutive calendar months, individuals who are directors of the Lessee on the first day of such period ("Initial Directors") and any directors of the Lessee who are specifically approved by two-thirds of the directors of the Lessee who are Initial Directors or previously-approved Approved Directors ("Approved Directors") shall cease to constitute a majority of the Board of Directors of the Lessee before the end of such period.

         "Change of Law" is defined in Section 13.9 of the Participation Agreement.

         "Claims" means any and all obligations, liabilities, losses, actions, suits, judgments, penalties, fines, claims, demands, settlements, costs and expenses (including, without limitation, reasonable legal fees and expenses) of any nature whatsoever, including, as they relate to issues involving any Environmental Law or Environmental Violation, those matters set forth in Section
13.3 of the Participation Agreement.

         "Closing Date" is defined in Section 2 of the Participation Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

         "Collateral" means the Collateral under the Cash Collateral Agreement.

         "Commitment" means (i) as to any Participant, the obligation of such Participant to purchase a Participation Interest in Advances to be made by the Lessor under the Participation Agreement, in an aggregate amount at any one time outstanding not to exceed the amount set forth opposite such Participant's name on Schedule I to the Participation Agreement, as such amount may be reduced from time to time in accordance with the provisions of the Participation Agreement, and (ii) as to the Lessor, the obligation of the Lessor to make Advances from amounts received from the Participants pursuant to the purchase of Participation Interests under the Participation Agreement.

         "Commitment Fee" is defined in Section 4.1 of the Participation Agreement.

         "Commitment Fee Payment Date" means the last day of each March, June, September and December during the Commitment Period and the Outside Completion Date or such earlier date as the Commitments shall terminate as provided in the Operative Documents.

         "Commitment Fee Rate" means, as to each Participant (i) as to such Participant's 364 Day Commitment and any permitted extension thereof, .125% per annum and (ii) as to such Participant's Two Year Commitment, the per annum percentage determined pursuant to the Pricing Grid.

         "Commitment Percentage" means, as to any Participant at any time, the percentage which such Participant's Commitment then constitutes of the aggregate Commitments of the Participants (or, at any time after the Commitments of the Participants shall have expired or terminated, the percentage which the aggregate amount of such Participant's Participation Interest then outstanding constitutes of the aggregate amount of the Participation Interests then outstanding).

         "Commitment Period" means the period from and including the Effective Date to but not including the earlier of the Completion Date or the Outside Completion Date, or such earlier date on which the Commitments shall terminate as provided in the Operative Documents or such later date as may be provided for the Completion of construction in the Construction Agency Agreement due to the existence of a Force Majeure Event.

         "Completion" means such time as (i) the conditions set forth in Section 7 of the Participation Agreement are satisfied and (ii) the Improvements are ready for occupancy.

         "Completion Date" means, with respect to the Property, the date on which Completion of the Improvements on such Property has occurred.

         "Compliance   Certificate"   is  defined  in  Section  10.1(a)  of  the
Participation Agreement.

         "Condemnation" means any condemnation, requisition, confiscation, seizure or other taking or sale of the use, access, occupancy, easement rights or title to the Property or any part thereof, wholly or partially (temporarily or permanently), by or on account of any actual or threatened eminent domain proceeding or other taking of action by any Person having the power of eminent domain, including an action by a Governmental Authority to change the grade of, or widen the streets adjacent to, the Property or alter the pedestrian or vehicular traffic flow to the Property so as to result in change in access to the Property, or by or on account of an eviction by paramount title or any transfer made in lieu of any such proceeding or action. A "Condemnation" shall be deemed to have occurred on the earliest of the dates that use, occupancy or title is taken.

         "Confidential   Information"   is  defined  in  Section  15.13  of  the
Participation Agreement.

         "Consent to Assignment" is defined in the definition of the term "Assignment of Lease".

         "Consent to Construction Agency Agreement Assignment" means the Consent dated as of the Effective Date by the Lessee to the Construction Agency Agreement Assignment in the form attached to the Construction Agency Agreement Assignment.

         "Construction   Agency   Agreement"  means  the   Construction   Agency
Agreement, dated as of the Effective Date, between the Lessor and the Construction Agent, in the form of Exhibit M to the Participation Agreement.

         "Construction Agency Agreement Assignment" means the Assignment of Construction Agency Agreement, dated as of the Effective Date, from the Lessor to the Agent, for the benefit of the Participants, in the form of Exhibit N to the Participation Agreement.

         "Construction Agency Agreement Event of Default" means a "Construction Agency Agreement Event of Default" as defined in Section 5.1 of the Construction Agency Agreement.

         "Construction Agent" means the Lessee, as construction agent under the Construction Agency Agreement.

         "Construction Commencement Date" is defined in Section 2.3 of the Construction Agency Agreement.

         "Construction Period" means, with respect to the Property, the period commencing on the Construction Commencement Date and ending on the earlier of the Completion Date and the Outside Completion Date for such Property.

         "Contingent Obligation" means, with respect to any Person without duplication, (a) any Guaranty Obligation of that Person; and (b) any direct or indirect monetary obligation or liability, contingent or otherwise, of that Person (i) in respect of any letter of credit or similar instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (ii) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered if and to the extent such obligations are not designated as accounts payable in accordance with GAAP, or (iii) incurred pursuant to any interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts or other similar agreements relating to interest rates or currencies. The amount of any Contingent Obligation shall be deemed equal to the liability in respect thereof reasonably anticipated in accordance with GAAP.

         "Contractual Obligation" of any Person means any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

         "Control" means (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, the possession directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "Covered Liabilities" is defined in Section 11.6 of the Participation Agreement.

         "Convertible Subordinated Debentures" means (i) the 5% Convertible Subordinated Notes due 2003 in the original principal amount of $241,350,000 issued by the Lessee pursuant to the Indenture dated February 15, 1996 between the Lessee and LaSalle National Trust Company, N.A., as Trustee and (ii) the 7% Convertible Subordinated Notes due 2004 issued by the Lessee pursuant to the Indenture dated as of August 1, 1997 as supplemented by the Supplemental Trust Indenture dated as of August 1, 1997 between the Lessee and LaSalle National Trust Company, N.A.

         "Credit Agreement" means that certain Credit Agreement, dated as of June 6, 1997, among the Lessee, the Banks, ABN AMRO, as syndication agent for the Banks, Bank of America National Trust and Savings Association, as documentation agent for the Banks, and Canadian Imperial Bank of Commerce, as administrative agent for the Banks, as such Credit Agreement is in effect on the Effective Date.

         "Credit Agreement Obligations" means the Obligations under, and as defined in, the Credit Agreement.

         "Credit   Documents"  means  the  Credit  Documents   entered  into  in
connection with, and as defined in, the Credit Agreement.

         "Deed" is defined in Section 6.1(e) of the Participation Agreement.

         "Default" means any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

         "Defaulted Amount" is defined in Section 11.7 of the Participation Agreement.

         "Defaulting Participant" means, at any time, any of the Participants which at such time has (i) failed to make a payment when due to the Lessor equal to its Commitment Percentage of an Advance, (ii) has been notified of such failure by the Lessor, and (iii) has not cured such failure by making such payment, together with interest at the Late Payment Rate.

         "Depositary Bank" is defined in Section 1 of the Cash Collateral Agreement.

         "Designated Payment Date" means the Expiration Date, the Termination Date or other date of termination of the Lease.

         "Disclosure Letter" means the letter from the Lessee to the Lessor and the Agent, dated the Effective Date, which identifies itself as the "Disclosure Letter" under the Participation Agreement.

         "Dollars" and "$" mean dollars in lawful currency of the United States of America.

         "Domestic Subsidiary" means, with respect to any Person, any Subsidiary of such Person which is created or organized in the United States or under the laws of the United States or any state of the United States.

         "EBITDA" means, with respect to any Person for any period, the sum of the following, determined on a consolidated basis in accordance with GAAP where applicable:

                  (a) The net income or net loss of such Person and its Subsidiaries for such period before provision for income taxes;

                  (b) The sum (to the extent deducted in calculating net income or loss in clause (a) above) of (i) all Interest Expenses of such Person and its Subsidiaries accruing during such period and (ii) all depreciation and amortization of such Person and its Subsidiaries accruing during such period.

         "Effective Date" means August 22, 1997.

         "Employee Benefit Plan" means any employee benefit plan within the meaning of section 3(3) of ERISA maintained or contributed to by the Lessee or any ERISA Affiliate, other than a Multiemployer Plan.

         "End  of  the  Term   Report"  is  defined  in  Section   13.2  of  the
Participation Agreement.

         "Environmental Audit" means a Phase One environmental site assessment (the scope and performance of which meets or exceeds ASTM Standard Practice E1527-93 Standard Practice for Environmental Site Assessments: Phase One Environmental Site Assessment Process) of the Property to be leased by the Lessor on the Closing Date or of the Property to be remarketed under the Remarketing Option under the Lease.

         "Environmental   Certificate"   is  defined  in  Section   6.1  of  the
Participation Agreement.

         "Environmental Law" means, whenever enacted or promulgated, any Federal, state, county or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, covenant, criteria, guideline, administrative or court order, judgment, decree, injunction, code or requirement or any agreement with a Governmental Authority:

                  (x) relating to pollution (or the cleanup, removal, remediation or encapsulation thereof, or any other response thereto), or the regulation or protection of human health, safety or the environment, including air, water, vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant, aquatic and animal life, or

                  (y) concerning exposure to, or the use, containment, storage, recycling, treatment, generation, discharge, emission, Release or threatened Release, transportation, processing, handling, labeling, containment, production, disposal or remediation of any Hazardous Substance, Hazardous Condition or Hazardous Activity;

in each case as amended and as now or hereafter in effect, and any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries (whether personal or property) or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance, whether such common law or equitable doctrine is now or hereafter recognized or developed. Applicable laws include, but are not limited to, CERCLA; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss. 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq.; the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq.; the National Environmental Policy Act, 42 U.S.C. ss. 4321; the Refuse Act, 33 U.S.C. ss.ss. 401 et seq.; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. ss.ss. 1801-1812; the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss.ss. 136 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f et seq.; and the Occupational Safety and Health Act of 1970, each as amended and as now or hereafter in effect, and their state and local counterparts or equivalents, including any regulations promulgated thereunder.

         "Environmental Violation" means any activity, occurrence or condition or omission that violates or results in non-compliance with any Environmental Law.

         "Equipment" means equipment, apparatus, furnishings, fittings and personal property of every kind and nature whatsoever purchased by the Lessor using the proceeds of the Participation Interests in the Advances now or subsequently attached to, contained in or used or usable in any way in connection with any operation or letting of the Property, including but without limiting the generality of the foregoing, all semiconductor manufacturing equipment, screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, shelving, counters, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilation, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, cleaning systems

(including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, fittings and fixtures of every kind and description.

         "Equipment Schedule" means each Equipment Schedule in the form of Exhibit B to the Lease.

         "Equity Securities" of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing, other than convertible debt securities which have not been converted into common stock, preferred stock, participations, shares, partnership interests or other equity interests in any such Person.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time or any successor Federal statute.

         "ERISA Affiliate" means each entity required to be aggregated with the Lessee pursuant to the requirements of Section 414(b) or (c) of the Code.

         "ERISA Group" means the Lessee and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Lessee, are treated as a single employer under Section 414 of the Code.

         "Eurocurrency Reserve Requirements" means, for any day as applied to an Advance, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

         "Eurodollar Rate" means, with respect to each day during each Interest Period, the rate per annum determined by the Agent to be the offered rate per annum at which deposits in Dollars appear with respect to such Interest Period on the Reuters Screen LIBOR Page (or any successor page), or if such offered rate is not available, then the rate per annum at which deposits in Dollars appear with respect to such Interest Period on the Telerate Page 3750 (or any successor page) in each case as of 11:00 a.m. (London time), two Business Days prior to the beginning of such Interest Period or in the event that the foregoing offered rates are not available, then the average (rounded upward to the nearest whole multiple of one sixteenth of one percent per annum, if such average is not such a multiple) of the respective rates notified to the Agent by each of the Participants as the rates at which such Participant's Funding Office is offered Dollar deposits at or about 11:00 a.m. (London time), two Business Days prior to the beginning of such Interest Period in the interbank Eurodollar market for delivery on the first day of such Interest Period for the number of days comprised therein in an amount comparable to the amount of the Advances estimated to be outstanding during such Interest Period.

         "Eurodollar  Rate Advance" means on Advance  bearing  interest or Yield
determined   with  reference  to  the   Eurodollar   Rate  as  provided  in  the
Participation Agreement.

         "Event of Default" means a Lease Event of Default, a Construction Agency Agreement Event of Default or a Guarantee Event of Default.

         "Excepted Payments" means:

                  (a) all indemnity payments (including indemnity payments made pursuant to Section 13 of the Participation Agreement) to which the Lessor, or any of its Affiliates, agents, officers, directors or employees is entitled;

                  (b) any amounts (other than Basic Rent or amounts payable by Lessee pursuant to Section 16.2, Section 16.3, Section 16.4 or Articles XVII, XX or XXII of the Lease) payable under any Operative Document to reimburse the Lessor or any of its respective Affiliates (including the reasonable expenses of the Lessor incurred in connection with any such payment) for performing or complying with any of the obligations of the Lessee under and as permitted by any Operative Document, except to the extent that one or more Participants have indemnified the Lessor with respect thereto pursuant to the Participation Agreement;

                  (c) any amount payable to the Lessor by any Participant or transferee permitted under the Operative Documents of the interest of the Lessor as the purchase price of such Participant's Participation Interest;

                  (d) any insurance proceeds (or payments with respect to risks self-insured or policy deductibles) under liability policies other than such proceeds or payments payable to the Agent or the Lessor;

                  (e) any insurance proceeds under policies maintained by the Lessor;

                  (f) Transaction Expenses or other amounts or expenses paid or payable to or for the benefit of the Lessor;

                  (g) all right, title and interest of the Lessor to the Property or any portion thereof or any other property to the extent any of the foregoing has been released from the Lien of the Mortgage, the Assignment of Lease and the Construction Agency Agreement Assignment pursuant to the terms thereof following the payment of the Participant Balances of all of the Participants and all amounts due and owing to the Agent; and

                  (h) any payments in respect of interest to the extent attributable to payments referred to in clauses (a) through (g) above.

         "Excess Investment" of the Lessor means the excess (if any) of the outstanding Participant Balance of the Lessor in the Property from time to time over the amount that would have been the Lessor's Participant Balance if, in connection with all Advances actually made under the Participation Agreement, all Participants had paid to the Lessor an amount equal to such Advances times their respective Commitment Percentages, as such excess may be determined by the Lessor. Absent the existence of a Defaulting Participant, a failure by Participant to make a payment required by Section 3.4 or some other unexpected contingency, it is expected that the Lessor will have no Excess Investment.

         "Excess Proceeds" means the excess, if any, of the aggregate of all awards, compensation or insurance proceeds payable in connection with a Casualty or Condemnation over the Asset Termination Value paid by the Lessee pursuant to Articles XIV and XV of the Lease with respect to such Casualty or Condemnation.

         "Excess Reimbursement" is defined in Section 11.6 of the Participation Agreement.

         "Executive Officer" means, with respect to the Lessee, the Chairman, Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer, Treasurer, General Counsel or Vice President of Corporate Development and Planning of the Lessee or any division President or Executive Vice President of the Lessee (or, if the titles are changed, the persons having similar responsibilities for the Lessee).

         "Existing Financing" means the debt and equity financing provided to the Existing Owner to purchase and/or construct the Land Interest and any Improvements.

         "Existing Participants" means the lenders and holders of equity interests under the Existing Financing.

         "Existing   Owner"  means  Schuck  Holdings  LLC,  a  Colorado  limited liability company.

         "Expiration Date" means the later of (i) the fifth anniversary of the Effective Date or (ii) the scheduled expiration of any Renewal Term, if any.

         "Expiration Date Purchase Obligation" means the Lessee's obligation, pursuant to Section 20.2 of the Lease, to purchase all (but not less than all) of the Property on the Expiration Date.

         "Extension Date" means, if the Extension Fee is payable, the date which is 364 days after the Effective Date.

         "Extension Fee" means an amount equal to (i) 0.125% multiplied by (ii) the aggregate amount of the 364 Day Commitment that is extended until the Six Month Termination Date pursuant to Section 3.6 of the Participation Agreement.

         "External LC Agreement" means the Credit Agreement, dated as of September 22, 1995, among the Lessee, The Sumitomo Bank, Limited and other banks from time to time parties thereto (as amended, modified and supplemented from time to time in accordance with the Participation Agreement), or such other agreement between or among the Lessee and any other financial institution or financial institutions pursuant to which the Lessee may incur Indebtedness under letters of credit of the type permitted under clause (vi) of Section 10.1(a) of the Participation Agreement.

         "Fair Market Sales Value" means, with respect to the Property, the amount, which in any event shall not be less than zero, that would be paid in cash in an arm's-length transaction between an informed and willing purchaser and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, for the ownership of the Property. The Fair Market Sales Value of the Property shall be determined based on the assumption that, except for purposes of Article XVII of the Lease and Section 13.2 of the Participation Agreement, the Property is in the condition and state of repair required under Section 10.1 of the Lease and the Lessee is in compliance with the other requirements of the Operative Documents.

         "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transaction received by the Agent from three Federal funds brokers of recognized standing selected by it.

         "Financial Statements" means, with respect to any accounting period for any Person, consolidated statements of income, shareholders' equity and cash flows of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP.

         "Fixtures" means all fixtures relating to the Improvements, including all components thereof, located in or on the Improvements which are acquired with Advances and all replacements and Modifications thereto, other than Lessee's Property.

         "Force Majeure Event" means with respect to the Property any event (the existence or potentiality of which was not known and could not have been discovered through the exercise of due diligence by the Lessee prior to the Closing Date) beyond the reasonable control of the Construction Agent, other than a Casualty or Condemnation, including, but not limited to, strikes, lockouts, adverse soil conditions, acts of God, adverse weather conditions, inability to obtain labor or materials, government activities, civil commotion and enemy action; but excluding any event, cause or condition that results from the Construction Agent's financial condition or failure to pay or any event, causeor condition which could be remedied through the exercise of commercially reasonable efforts or the commercially reasonable expenditure of funds.

         "Funded Debt" of any Person means, without duplication, Indebtedness of the type set forth in clauses (a) - (f) of the definition of "Indebtedness" less Cash or Cash Equivalents used as collateral to secure any such Indebtedness.

         "Funding Date" means any Business Day on which Advances are funded pursuant to the Participation Agreement.


         "Funding Losses" means with respect to any repayment, prepayment or conversion of any Eurodollar Rate Advance, the amount (which shall not be less than zero) computed in accordance with the following formula:

         Funding Losses =  (R-T x P x D)
                           -------------
                                360

         where    R =   the  interest  rate or Yield that was or would have been
                        applicable to such Eurodollar Rate Advance;

                  T = the Eurodollar Rate for the date of such repayment, prepayment, conversion, failure to borrow, failure to contribute or failure to convert for new Eurodollar Rate Advances, of the same principal amount or equity contribution made for an assumed Interest Period (the "Remaining Period") which begins on the date of such repayment, prepayment, conversion, failure to borrow, failure to contribute or failure to convert and ends on the last day of the actual Interest Period that was or would have been applicable to the Eurodollar Rate Advance that was repaid, prepaid or converted or that was not borrowed, contributed or converted;

                  P = the principal amount of the Eurodollar Rate Advance that was repaid, prepaid or converted or that was not borrowed, contributed or converted; and

                  D =   the number of days in the Remaining Period.

         "Funding  Office"  means the office of each  Participant  identified on
Schedule II to the Participation Agreement as its Funding Office.

         "Funding Request" is defined in Section 3.4 of the Participation Agreement.

         "GAAP" means United States  generally  accepted  accounting  principles
(including   principles  of  consolidation),   in  effect  from  time  to  time,
consistently applied.

         "Governmental Action" means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Law, and shall include, without limitation, all environmental and operating permits and licenses that are required for the full use, occupancy, zoning and operation of the Property.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Governmental Charges" means, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its property or otherwise payable by such Person.

         "Gross Proceeds" is defined in Section 22.1(k) of the Lease.

         "Guarantee" means the Guarantee executed by the Guarantor in favor of the Agent, for the benefit of the Participants, in the form of Exhibit O to the Participation Agreement.

         "Guarantee Event of Default" is defined in the Guarantee.

         "Guarantor" means Quantum Corporation, a Delaware corporation.

         "Guaranty Obligation" means, with respect to any Person, any direct or indirect liability of that Person with respect to any indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation (except to the extent of the fair market value of such property, securities or services to be purchased), or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed equal to the liability in respect thereof reasonably anticipated under GAAP.

         "Hazardous Activity" means any activity, process, procedure or undertaking that directly or indirectly (i) produces, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the Release of any Hazardous Substance into the environment (including air, water vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant, aquatic and animal life); (iii) involves the containment or storage of any
                                     - 17 -

Hazardous Substance; or (iv) would be regulated as hazardous waste treatment, storage or disposal within the meaning of any Environmental Law.

         "Hazardous Condition" means any condition that violates or threatens to violate, or that results in or threatens noncompliance with, any Environmental Law.

         "Hazardous Substance" means any of the following: (i) any petroleum or petroleum product, explosives, radioactive materials, asbestos, formaldehyde, polychlorinated biphenyls, lead and radon gas; (ii) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste or pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous to the environment or human health or safety; or (iii) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste or pollutant that would support the assertion of any claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law.

         "Impositions" means, except to the extent described in the following sentence, any and all liabilities, losses, expenses, costs, charges and Liens of any kind whatsoever for fees, taxes, levies, imposts, duties, charges, assessments or withholdings ("Taxes") including (i) real and personal property taxes, including personal property taxes on any property covered by the Lease that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes; (ii) sales taxes, use taxes and other similar taxes (including rent taxes and intangibles taxes);
(iii) any excise taxes; (iv) real estate transfer taxes, mortgage taxes, conveyance taxes, stamp taxes and documentary recording taxes and fees; (v) taxes that are or are in the nature of franchise, income, value added, privilege and doing business taxes, license and registration fees; (vi) assessments on the Property, including all assessments for public improvements or benefits, whether or not such improvements are commenced or completed within the Term; and (vii) any tax, Lien, assessment or charge asserted, imposed or assessed by the PBGC or any governmental authority succeeding to or performing functions similar to, the PBGC, and in each case all interest, additions to tax and penalties thereon, which at any time prior to, during or with respect to the Term or in respect of any period for which the Lessee shall be obligated to pay Supplemental Rent, may be levied, assessed or imposed by any Governmental Authority upon or with respect to (a) the Property or any part thereof or interest therein; (b) the purchase, sale, leasing, financing, refinancing, demolition, construction, alteration, substitution, subleasing, assignment, control, condition, occupancy, servicing, maintenance, repair, ownership, possession, activity conducted on, delivery, insuring, use, operation, improvement, transfer of title, return or other disposition of the Property or any part thereof or interest therein; (c) the Participation Interests with respect to the Property or any part thereof or interest therein; (d) the rentals, receipts or earnings arising from the Property or any part thereof or interest therein; (e) the Operative Documents, the performance thereof, or any payment made or accrued pursuant thereto; (f) the income or other proceeds received with respect to the Property or any part thereof or interest therein upon the sale or disposition thereof; (g) any contract (including the Construction Agency Agreement) relating to the construction, acquisition or delivery of the Improvements or any part thereof or interest therein; or (h) otherwise in connection with the transactions contemplated by the Operative Documents.

         The term "Imposition" shall not mean or include the following (except to the extent that such Taxes apply in consequence of the Lease being treated other than as a loan for such Tax purposes and exceed the amount of such Taxes that would have applied if the Lease had been so treated as a loan:

                  (i) Taxes and impositions (other than Taxes that are, or are in the nature of, sales, use, transfer or property taxes) that are imposed on an Indemnitee by the United States federal or any foreign government that are based on or measured by the net income (including taxes based on capital gains and minimum taxes) of such Person; provided, that this clause (i) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made;

                  (ii) Taxes and impositions (other than Taxes that are, or are in the nature of, sales, use, transfer or property taxes) that are imposed by any state or local jurisdiction or taxing authority within any state or local jurisdiction and that are franchise taxes or are based upon or measured by net income or net receipts; provided, that this clause (ii) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made (anything to the contrary notwithstanding, nothing in the Operative Documents shall be construed to impose upon Lessee any liability for Taxes imposed upon an Indemnitee to the extent imposed with respect to any activities of such Indemnitee other than under the transactions contemplated by the Operative Documents);

                  (iii) any Tax or imposition for so long as, but only for so long as, it is being contested in accordance with the provisions of
         Section 13.5 of the Participation Agreement;

                  (iv) any Taxes which are imposed on an Indemnitee as a result of the gross negligence or wilful misconduct of such Indemnitee itself (as opposed to gross negligence or wilful misconduct imputed to such Indemnitee), but not Taxes imposed as a result of ordinary negligence of such Indemnitee; or

                  (v) any Tax or imposition to the extent, but only to such extent, it relates to any act, event or omission that occurs after the termination of the Lease and redelivery or sale of the Property in accordance with the terms of the Lease (but not any Tax or imposition that relates to any period prior to such termination and redelivery).

Any Tax excluded from the defined term "Imposition" in any one of the foregoing clauses (i) through (iv) shall not be construed as constituting an Imposition by any provision of any other of the aforementioned clauses. For purposes of the foregoing, taxes based upon or measured by net income shall be deemed to include, without limitation, any Imposition that qualifies as an "income tax" within the meaning of United States Treasury Regulation Section 1.901-2.

         "Improvements" means all buildings, structures, Fixtures, Equipment, and other improvements of every kind existing on the Land Interest Acquisition Date and at any time and from time to time and either constructed pursuant to the Construction Agency Agreement or those purchased with amounts advanced by the Participants pursuant to the Participation Agreement (or those becoming the property of the Lessor pursuant to Article XI of the Lease) on or under the Land Interest, together with any and all appurtenances to such buildings, structures, or improvements, including sidewalks, utility pipes, conduits and lines, parking areas and roadways, and including all Modifications and other additions to or changes in the Improvements at any time, other than Lessee's Property.

         "Indebtedness" of any Person means, without duplication (in each case, measured in accordance with GAAP):

                  (a) All monetary obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money;

                  (b) All monetary obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secured or financed such purchase price), other than trade payables incurred by such Person in the ordinary course of its business on ordinary terms;

                  (c) All monetary obligations of such Person under conditional sale or other title retention agreements with respect to property acquired by such Person other than pursuant to leases classified as operating leases under GAAP (to the extent of the value of such property if the rights and remedies of the seller or lender under such agreement in the event of default are limited solely to repossession or sale of such property);

                  (d) All monetary obligations of such Person as lessee with respect to the capitalized portion of Capital Leases of such Person (other than capitalized interest) calculated in accordance with GAAP;

                  (e) all monetary obligations of such Person (other than inchoate indemnity obligations) with respect to any Synthetic Leases; provided, however, that the amount of monetary obligations for the purpose of this clause (e) shall be equal to the aggregate present value of scheduled rental payments under each such Synthetic Lease (excluding any component thereof in the nature of operating expenses, taxes or similar obligations), together with the purchase price payable by such Person at the end of such Synthetic Lease, discounted by the interest rate implicit in such Synthetic Lease;

                  (f) all monetary obligations of such Person (other than inchoate indemnity obligations) with respect to any sale, transfer or assignment of accounts receivable and related rights and property by such Person with recourse to such Person;

                  (g) All monetary obligations of such Person, contingent or otherwise, under or with respect to letters of credit, banker's acceptances or other similar facilities;

                  (h) All monetary obligations of such Person, contingent or otherwise, under or with respect to interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts or other similar agreements relating to interest rates or currencies;

                  (i) All Contingent Obligations of such Person with respect to the obligations of such Person or other Persons of the types described in clauses (a) - (h) above; and

                  (j) All obligations of other Persons of the types described in clauses (a) - (h) above to the extent secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien in any property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations; provided, however, that the amount of such Indebtedness under this clause (j) shall be the lesser of (i) the fair market value of the property subject to such Lien and (ii) the amount of the monetary obligations of such other Person.

         "Indemnitee" means the Lessor, the Agent, the Participants, their respective Affiliates and their respective successors, assigns, directors, shareholders, partners, officers, employees and agents.

         "Insurance   Requirements"  means  all  terms  and  conditions  of  any insurance policy required by the Lease to be maintained by the Lessee, and all requirements of the issuer of any such policy.

         "Interest Expenses" means, with respect to any Person for any period, the sum, determined on a consolidated basis in accordance with GAAP, of (a) all interest accruing on the Indebtedness of such Person during such period (including interest attributable to Capital Leases and financing charges attributable to Synthetic Leases whether calculated as interest expenses or rental expenses), (b) all letter of credit fees payable by such Person accruing during such period and (c) interest or discount associated with Permitted Receivables Facilities not otherwise included in clause (a) above.

         "Interest Payment Advance" means any Advance made to fund the payment of interest or Yield accruing on the Advances during the Construction Period.

         "Interest Period" means, with respect to any Advance:

                  (a)      during the Syndication Period:

                  (i)      initially,  the period commencing on the funding with
                           respect  to  such   Advance   and  ending  one  month
                           thereafter; and

                  (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Advance and ending one month thereafter; and

                  (b)  subsequent  to  the  Syndication   Period,   each  period
         commencing on the last day of the next preceding Interest Period applicable to such Advance and ending one, two, three or six months thereafter, as selected by the Lessee by irrevocable notice to the Lessor and the Agent not less than three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, the foregoing provisions relating to Interest Periods are subject to the following:

                  (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                  (ii)     any  Interest  Period  that  would  otherwise  extend
                           beyond   the   Expiration   Date  shall  end  on  the
                           Expiration Date;

                  (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Interest Period) shall end on the last Business Day of a calendar month;

                  (iv) the Lessee shall select Interest Periods so as not to require a payment or prepayment of any Advance during an Interest Period for such Advance; and

                  (v) if the Lessee shall fail to notify the Lessor and the Agent of the next Interest Period, such Advance shall automatically convert to an Alternate Base Rate Advance on the last day of the current Interest Period therefor.

         "Investment" of any Person means any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business or the purchase by such Person in the ordinary course of business of residences for employees in connection with the relocation by such Person of such employees), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including any Guaranty Obligations of such Person and any Indebtedness of such Person of the type described in clause (j) of the definition of "Indebtedness" on behalf of any other Person); provided, however, that Investments shall not include (a) accounts receivable or other indebtedness owed by customers of such Person which are current assets and arose from sales of inventory or the performance of services in the ordinary course of such Person's business or (b) prepaid expenses of such Person incurred and prepaid in the ordinary course of business.

         "Investment Company Act" means the Investment Company Act of 1940, as amended, together with the rules and regulations promulgated thereunder.

         "Land Interest" means fee title to the parcel of real property described on Schedule 1 of the Lease Supplement and all Appurtenant Rights attached thereto.

         "Land Interest Acquisition Cost" means, with respect to the Property, the amount funded by the Lessor under the Participation Agreement as the purchase price of the Land Interest as set forth in the Acquisition Request therefor, including closing costs and fees in connection therewith.

         "Land Interest Acquisition Date" means the date on which the Lessor acquires the Land Interest, which date shall be specified in the Acquisition Request.

         "Late Payment Rate" means (a) for each day (other than as set forth in clause (b) of this definition) the Federal Funds Effective Rate or (b) for the purpose of computing interest on past due payments for each day following the fifth day after such payments first became due, a rate of two percent (2%) per annum in excess of the Alternate Base Rate then in effect; provided, the Late Payment Rate shall not, notwithstanding anything to the contrary herein contained, exceed the maximum rate of interest permitted by applicable law.

         "Lease" means the Master Lease, dated as of the Effective Date, between the Lessor and the Lessee, together with the Lease Supplement and all Equipment Schedules thereto.

         "Lease Arrangement Fee" is defined in Section 4.2 of the Participation Agreement.

         "Lease Balance" means, as of any date of determination, an amount equal to (i) the sum of the outstanding amount of the Advances, all accrued and unpaid interest and Yield on the Advances, and all other amounts owing by the Lessee under the Operative Documents, less (ii) the sum of all payments received by the Lessor, the Agent or the Participant on account of payments to reduce the Lease Balance, including reductions resulting from payments by the Lessor, the Lessee and the Guarantor, proceeds from the sale of the Property and/or amounts realized from the Collateral pursuant to the Cash Collateral Agreement.

         "Lease Default" means any event or condition which, with the lapse of time or the giving of notice, or both, would constitute a Lease Event of Default.

         "Lease Event of Default" is defined in Section 17.1 of the Lease.

         "Lease Supplement" means the Lease Supplement substantially in the form of Exhibit A to the Lease together with all attachments and schedules thereto, as such Lease Supplement may be supplemented, amended or modified from time to time.

         "Lessee" means Quantum Corporation, a Delaware corporation, as lessee under the Lease, and its successors and assigns expressly permitted under the Operative Documents.

         "Lessee's Property" is defined in Section 11.1 of the Lease.

         "Lessor" means Lease Plan North America, Inc., as Lessor under the Lease, and its successors and assigns expressly permitted under the Operative Documents.

         "Lessor Financing Statements" means UCC financing statements appropriately completed and executed for filing in the applicable jurisdiction in order to protect the Lessor's interest under the Lease to the extent the Lease is a security agreement.

         "Lessor Lien" means any Lien, true lease or sublease or disposition of title arising as a result of (a) any claim against the Lessor not resulting from the transactions contemplated by the Operative Documents, (b) any act or omission of the Lessor which is not required by the Operative Documents or is in violation of any of the terms of the Operative Documents, (c) any claim against the Lessor with respect to Taxes or Transaction Expenses against which Lessee is not required to indemnify the Lessor, pursuant to Sections 9 or 13.5 of the Participation Agreement or (d) any claim against the Lessor arising out of any transfer by the Lessor of all or any portion of the interest of the Lessor in the Property or the Operative Documents other than the transfer of title to or possession of the Property by the Lessor pursuant to and in accordance with the Lease or the Participation Agreement or pursuant to the exercise of the remedies set forth in Article XVII of the Lease.

         "Lien" means, with respect to any property, any security interest, mortgage, pledge, lien or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, Capital Lease or other title retention agreement.

         "Marketing Period" and "Remarketing Period" mean the period commencing on the date one hundred eighty (180) days prior to the Expiration Date and ending on the Expiration Date or such other 180 day period as is referred to in
Section 17.2(h) of the Lease.

         "Material", "Materially", and "Material Adverse Effect" mean material to, or a material adverse effect on, (i) the business, assets, operations or financial or other condition of the Lessee or the Guarantor and their respective Subsidiaries taken as a whole, (ii) the ability of the Lessee or the Guarantor to perform its obligations under any of the Operative Documents, (iii) the value or condition of the Property or the Lessor's interests therein or title thereto, or (iv) the rights and remedies of the Lessor, the Agent and the Participants under the Participation Agreement or any other Operative Document taken as a whole.

         "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $1,000,000.

         "Material Subsidiaries" means each Subsidiary of the Lessee which has assets with a total book value greater than ten percent (10%) of the consolidated total assets of the Lessee and its Subsidiaries, each determined as of the end of the fiscal quarter immediately preceding the date of determination.

         "Maturity Date" means the fifth anniversary of the Effective Date.

         "MKE"  means  Matsushita-Kotobuki   Electronics  Industries,   Ltd.,  a
Japanese corporation.

         "MKE-Quantum" means MKE-Quantum Components, L.L.C., a Delaware limited liability company.

         "Modifications" is defined in Section 11.1(a) of the Lease.

         "Moody's" means Moody's Investors Service, Inc. and any successor thereto that is a nationally-recognized rating agency.

         "Mortgage" means, with respect to the Property, a Construction Deed of Trust, Security Agreement and Financing Statement substantially in the form attached as Exhibit P to the Participation Agreement, made by the Lessor in favor of a trustee for the Agent for the benefit of the Participants and satisfactory in form and substance to the Agent and the Required Participants in order to create a first priority mortgage lien on the Lessor's fee interest in the Property and a first priority security interest in the Equipment.

         "Mortgage Documents" is defined in Section 6.1 of the Participation Agreement.

         "Mortgage Taxes" is defined in Section 6.1 of the Participation Agreement.

         "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

         "Net Cure Proceeds" is defined in Section 11.8 of the Participation Agreement.

         "Net Proceeds" means all amounts paid in connection with any Casualty or Condemnation, and all interest earned thereon, less the expense of claiming and collecting such amounts, including all costs and expenses in connection therewith for which the Agent or the Lessor is entitled to be reimbursed pursuant to the Lease.

         "Net Sales Proceeds" means the Gross Proceeds actually received by the Lessor upon any sale by the Lessor of any part of the Property pursuant to Articles XVII or XXII of the Lease, including, without limitation, (i) any such payments made to the Lessor by the Lessee or any purchaser, (ii) any Shortfall Amount paid to the Lessor by the Lessee, and (iii) any interest paid by the Lessee to the Lessor on past due amounts under the Lease; but excluding any payments applied by the Lessor to pay, or received by the Lessor as reimbursement for, bona fide costs of the sale and further excluding any excess net sales proceeds received from a purchaser that the Lessor is required to pay over to the Lessee. In the event that for any reason whatsoever, including a default by the

Lessee, the Lessor does not sell the Property pursuant to the Lease on the Designated Payment Date, "Net Sales Proceeds" shall nonetheless include any Shortfall Amount actually received by the Lessor. Further, if the Lessor does not sell the Property pursuant to the Lease, then "Net Sales Proceeds" shall also include the excess, if any, of:

                  (A) all rents and all sales, condemnation and insurance proceeds actually received by the Lessor from any sale or lease after the Designated Payment Date of any interest in, or because of any subsequent taking or damage to, the Property; over

                  (B) the sum of (i) all costs of collecting the rents and proceeds described in the preceding clause (A) plus (ii) all ad valorem taxes, insurance premiums and other costs of every kind incurred by the Lessor with respect to the ownership, operation or maintenance of the Property.

However, for purposes of computing any excess described in the preceding sentence, costs described in clause (B) shall not include the Lessor's general overhead costs or any costs for which the Participants have already paid the Lessor their Commitment Percentages thereof as required by Section 11.6 of the Participation Agreement.

         "Non-Consenting Participant" means any Participant which has denied, or is deemed to have denied, an Extension Request pursuant to Section 3.6 of the Participation Agreement.

         "Operative Documents" means the following:

                  (a)    the Participation Agreement;
                  (b)    the Lease and Lease Supplement;
                  (c)    the Guarantee;
                  (d) the Property Purchase Agreement, the Assignment of Purchase Agreement and the Deed;
                  (e)    the Construction Agency Agreement;
                  (f) the Assignment of Lease and each Supplement to the Assignment of Lease;
                  (g)    the Consent to Assignment;
                  (h)    the Equipment Schedules;
                  (i)    the Mortgage;
                  (j)    the Construction Agency Agreement Assignment;
                  (k)    the Consent to Construction Agency Agreement
                         Assignment;
                  (l)    the Assignment of Construction Documents; and
                  (m)    the Cash Collateral Agreement.

         "Original Executed Counterpart" is defined in Section 31.8 of the Lease.

         "Outside Completion Date" means the second anniversary of the Effective Date.

         "Overdue Rate" means, with respect to the Advances, fees or any other payment due under the Operative Documents, the interest rate then applicable to the Advances plus 2% per annum.

         "Participant's   Letter"  is   defined   in  Section   12.1(b)  of  the
Participation Agreement.

         "Participation Agreement" means the Participation Agreement, dated as of August 22, 1997, among the Lessee, the Lessor, the Participants and the Agent.

         "Participation Interest" means, as to each Participant, a participation interest in, or in the case of each Tranche C Participant, an equity investment in, the Lease and the right to receive that percentage of the following payments actually received by the Lessor from or on behalf of the Lessee as is set forth on Schedule I to the Participation Agreement, subject to the provisions of Sections 3.11 - 3.21 and Section 11 of the Participation Agreement: (i) Basic Rent, (ii) Supplemental Rent, (iii) Asset Termination Value, (iv) Purchase Option Price, (v) Net Sales Proceeds, (vi) Residual Value Guarantee Amount,
(vii) the Shortfall Amount, and (viii) other payments in respect of indemnities or pursuant to the Guarantee or the exercise of remedies under the Operative Documents, excluding, however, (x) any Excepted Payments and (y) as to a particular Participant, any payments on account of any Advances and any Required Supplemental Payments (and interest thereon) for which the Lessor has not received payment from such Participant of such Participant's Commitment Percentage thereof. For example, if the Lessor elects to pay for insurance required of the Lessee by the Lease because of the Lessee's failure to obtain such insurance, the Lessor's receipt of reimbursement for the cost of such insurance from the Lessee shall be included within "Participation Interest" for purposes of this Agreement only if such Participant has paid to the Lessor such Participant's Commitment Percentage of such cost pursuant to Section 11.6 or
Section 11.7 of the Participation Agreement.

         "Participants" means ABN AMRO, Lease Plan North America, Inc. and each Person executing the Participation Agreement or a Participant's Letter as a Participant and purchasing a Participation Interest in the transactions contemplated by the Participation Agreement and the other Operative Documents.

         "Participant Balance" means for each Participant the sum of its Tranche A Participation Interest Balance, its Tranche B Participation Interest Balance and its Tranche C Participation Interest Balance.

         "Payment Date" means (a) any Scheduled Payment Date and (b) any date on
which  interest  or  Yield  is  payable   pursuant  to  Section  3.8(c)  of  the
Participation Agreement in connection with any prepayment of the Advances.

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Permitted Exceptions" means (A) the respective rights and interests of the parties to the Operative Documents as provided in the Operative Documents;
(B) the rights of any  sublessee or
assignee under a sublease or an assignment expressly permitted by the terms of the Lease; (C) Liens for Taxes that either are not yet due or are being contested in accordance with the provisions of Section 13.1 of the Lease or
Section 13.5 of the Participation Agreement; (D) Liens arising by operation of law, materialmen's, mechanics', workers', repairmen's, employees', carriers', warehousemen's and other like Liens in connection with any Modifications or arising in the ordinary course of business for amounts that either are not more than 60 days past due or are being diligently contested in good faith by appropriate proceedings, so long as such proceedings satisfy the conditions for the continuation of proceedings to contest Taxes set forth in Section 13.1 of the Lease, and that have been bonded for not less than the full amount in dispute (or as to which other security arrangements satisfactory to the Lessor have been made), which bonding (or arrangements) shall comply with applicable Requirements of Law, and has effectively stayed any execution or enforcement of such Liens; (E) Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made, so long as such proceedings have the effect of staying the execution of such judgments or awards and satisfy the conditions for the continuation of proceedings to contest set forth in
Section 13.1 of the Lease; (F) all encumbrances, exceptions, restrictions, easements, rights of way, servitudes, encroachments and irregularities in title, other than Liens which, in the reasonable assessment of the Agent, do not materially impair the value of the Property or the use of the Property for its intended purpose; (G) easements, rights of way and other encumbrances on title to the Property pursuant to Section 12.2 of the Lease; (H) a Lien consisting of a deposit or pledge made, in the ordinary course of business, in connection with, or to secure payment of, obligations under worker's compensation, unemployment insurance or similar legislation and (I) Liens of the types described in clauses (i)(x), (ii), (iii), (v), (vii) and (viii) of the definition of Permitted Liens; provided, however, that Permitted Exceptions shall in no event include Lessor's Liens.

         "Permitted   Indebtedness"   is  defined  in  Section  10.1(g)  of  the
Participation Agreement.

         "Permitted   Investments"   is  defined  in  Section   10.1(k)  of  the
Participation Agreement.

         "Permitted Liens" is defined in Section 10.1(h) of the Participation Agreement.

         "Permitted Receivables Facility" means one or more accounts receivable financing arrangements including (a) the sale of accounts receivables and any related property by the Lessee and/or any of its Subsidiaries to a financing party or a special purpose vehicle, and/or (b) the granting of a security interest in accounts receivable and any related property by the Lessee and/or any of its Subsidiaries; provided, however, that the aggregate outstanding advances under such accounts receivables financing arrangements shall not exceed $200,000,000 at any one time.

         "Person" means any individual, corporation, partnership, joint venture,
association,    joint-stock   company,   trust,   unincorporated   organization,
Governmental Authority or any other entity.

         "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

         "Plans and Specifications" means, with respect to the Property, the plans and specifications for the Improvements to be constructed on the Property.

         "Pricing Grid" means Schedule II to the Participation Agreement.

         "Pricing Period" means (a) the period commencing on the date of the Participation Agreement and ending on September 30, 1997, (b) the period commencing on October 1, 1997 and ending on November 30, 1997, and (c) each consecutive three-calendar month period, four-calendar month period, two-calendar month period or three-calendar month period (as applicable) thereafter which commences on the day following the last day of the immediately, preceding three-calendar month period, four-calendar month period, two-calendar month period or three-calendar month period (as applicable) and ends on the last day of that time period as follows:

                           (i) December 1st through February 28th or February 29th (as applicable);

                           (ii)     March 1st through June 30th;

                           (iii)    July 1st through August 31st; and

                           (iv)     September 1st through November 30th.



         "Prior Credit Agreement" means that certain Credit Agreement, dated as of October 4, 1994, as amended, among the Lessee, the banks named therein, ABN, AMRO, Barclays Bank PLC and Canadian Imperial Bank of Commerce, as managing agents for the banks, and Canadian Imperial Bank of Commerce, as administrative agent for the banks.

         "Prime Rate" means the per annum rate publicly announced by the Agent from time to time at its New York Branch. The Prime Rate is determined by the Agent from time to time as a means of pricing credit extensions to some customers and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by the Agent at any given time for any particular class of customers or credit extensions. Any change in the Alternative Base Rate resulting form a change in the Prime Rate shall become effective on the Business Day on which each change in the Prime Rate occurs.

         "Property"   means  (i)  the  Land   Interest   and  (ii)  all  of  the
Improvements, Equipment and Fixtures at any time located on or under such Land Interest other than Lessee's Property.

         "Property Balance" means, with respect to the Property, as of any date of determination, an amount equal to (i) the sum of the outstanding amount of the Advances, all accrued and unpaid interest and Yield on the Advances, and all other amounts owing by the Lessee under the Operative Documents, less (ii) the sum of all payments received by the Lessor, the Agent or the Participant on account of payments to reduce the Property Balance, including reductions resulting from payments by the Lessor, the Lessee and the Guarantor and/or proceeds from the sale of the Property and/or amounts realized from the Collateral pursuant to the Cash Collateral Agreement.

         "Property Cost" means, with respect to the Property, the aggregate amount of the related Land Interest Acquisition Cost and the related Property Improvements Cost.

         "Property Improvements Cost" means, with respect to the Property, the amount funded to or on behalf of the Construction Agent by the Lessor under the Participation Agreement and the Construction Agency Agreement to construct any Improvements, Fixtures or Modifications and to purchase Equipment to be used on the Property in accordance with the Plans and Specifications therefor and the Operative Documents, as set forth in the Acquisition Request and Funding Requests therefor (including interest and Yield on the Advances during the Construction Period applied to such cost and funded by an Interest Payment Advance).

         "Property Purchase Agreement" means the Purchase and Sale Agreement, dated as of July, 1997, between the Existing Owner and the Lessee, and assigned to the Lessor pursuant to the Assignment of Purchase Agreement, providing for the purchase of the Property by the Lessor on the Land Interest Acquisition Date.

         "Purchase Notice" is defined in Section 20.1 of the Lease.

         "Purchase Option" is defined in Section 20.1 of the Lease.

         "Purchase Option Price" is defined in Section 20.1 of the Lease.

         "Quick Ratio" means, with respect to the Lessee at any time, the ratio, determined on a consolidated basis in accordance with GAAP, of:

                           (a) The sum at such  time of all (i)  cash  and  Cash
                  Equivalents of the Lessee and its Subsidiaries (excluding restricted cash) and (ii) accounts receivable of the Lessee and its Subsidiaries, less all reserves therefor;

                                       to

                           (b) The sum at such time of (i) the current liabilities of the Lessee and its Subsidiaries plus (ii) long-term Indebtedness secured by account receivables of the Lessee or its Subsidiaries measured at the lesser of the amount of such long-term Indebtedness and the book value of the accounts receivable so encumbered.

         "Release" means any release, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Substance.

         "Remarketing Option" is defined in Section 22.1 of the Lease.

         "Remarketing Period" is defined in the definition "Marketing Period".

         "Renewal Option" is defined in Section 21.1(a) of the Lease.

         "Renewal Request" is defined in Section 21.1(a) of the Lease.

         "Renewal Response Date" is defined in Section 21.1(a) of the Lease.

         "Renewal Term" means, individually, either of the two one-year periods which immediately follow the fifth anniversary of the Effective Date with respect to which Lessee has exercised its Renewal Option pursuant to Section
21.1 of the Lease.

         "Rent" means, collectively, the Basic Rent and the Supplemental Rent, in each case payable under the Lease.

         "Reportable Event" shall have the meaning given to that term in ERISA and applicable regulations thereunder.

         "Requesting Party" is defined in Section 26.1 of the Lease.

         "Required Modification" is defined in Section 11.1(a) of the Lease.

         "Required Participants" means, at any time, Participants the Commitment Percentages of which aggregate at least 66 2/3%.

         "Required Supplemental Payments" means all payments of Supplemental Rent that the Lessee has agreed to pay the Lessor under the Lease and the other Operative Agreements, other than (i) Commitment Fees, (ii) the Administrative Fee, (iii) the Lease Arrangement Fee, (iv) Excepted Payments, (v) Residual Value Guarantee Amount, (vi) Asset Termination Value, (vii) Purchase Option Price and
(viii) interest or Yield accruing on any amount due from the Lessee, which amount is itself not a Required Supplemental Payment under this definition. For example, if the Lessor incurs attorneys' fees because of a breach by the Lessee of the Lease, the payments required of the Lessee by the Lease as reimbursement for such fees shall constitute a Required Supplemental Payment.

         "Requirement of Law" means all Federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Property, the Improvements or the demolition, construction, use or alteration thereof, whether now or hereafter enacted and in force, including any that require repairs, modifications or alterations in or to the Property or in any way limit the use and enjoyment thereof (including all building, zoning and fire codes and the Americans with Disabilities Act of 1990, 42 U.S.C. ss. 1201 et. seq. and any other similar Federal, state or local laws or ordinances and the regulations promulgated thereunder) and any that may relate to environmental requirements (including all Environmental Laws), and all permits, certificates of occupancy, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments which are either of record or known to the Lessee affecting the Property, other than Lessor Liens, the Appurtenant Rights and any easements, licenses or other agreements entered into pursuant to Section 12.2 of the Lease.

         "Residual Value Guarantee Amount" means (i) during the Construction Period, an amount equal to 89.9 percent of the Lease Balance, and (ii) at all other times, an amount equal to the aggregate Tranche A Participation Interest Balances of the Participants holding Tranche A Participation Interests.

         "Response Actions" means remove, removal, remedy, and remedial action as those terms are defined in CERCLA, 42 U.S.C. ss. 9601.

         "Responsible Officer" means the President, any Vice President, the Treasurer or Controller of the Lessee.

         "Responsible Officer's Certificate" means a certificate signed by any Responsible Officer, which certificate shall certify as true and correct the subject matter being certified to in such certificate.

         "S&P"  means  Standard & Poor's  Ratings  Services,  a division  of The
McGraw-Hill   Companies,   Inc.,   and   any   successor   thereto   that  is  a
nationally.-recognized rating agency.

         "Scheduled Payment Date" means (a) as to interest or Yield on any Advances having an Interest Period of three months or less, the last day of each Interest Period, (b) as to interest or Yield on any Advances having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (c) as to interest or Yield on any Advances bearing interest at the Alternate Base Rate, the last day of each March, June, September and December, and (d) as to the principal amount or equity contribution amount of the Advances, each date indicated on Schedule 1 to the Lease as being a payment date with respect to such portion of the Property Cost, if any.

         "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

         "Security Documents" means the collective reference to the Mortgage, the Assignment of Lease, the Construction Agency Agreement Assignment, the Assignment of Construction Documents, the Cash Collateral Agreement and all other security documents hereafter delivered to the Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Lessor to the Agent and the Participants under the Participation Agreement or of the Lessee to the Lessor under the Lease.

         "Senior Funded Debt" of any Person means any Funded Debt which is not Subordinated Debt.

         "Senior Funded Debt Ratio" means, with respect to any Person at any time, the ratio, determined on a consolidated basis in accordance with GAAP, of:

                  (a) The total Senior Funded Debt of such Person and its Subsidiaries at such time;

                                       to

                  (b) The sum at such time of (i) the total Senior Funded Debt and Subordinated Debt of such Person and its Subsidiaries at such title plus (ii) the total Tangible Net Worth of such Person and its Subsidiaries at such time.

         "Senior Indebtedness" means, with respect to any Person at any time, all Indebtedness of such Person other than Subordinated Debt.

         "Shortfall Amount" means, as of the Expiration Date, the amount that the Asset Termination Value will exceed the aggregate of the Gross Proceeds and the Residual Value Guarantee Amount upon the completion of a sale of the Property pursuant to Article XXII of the Lease.

         "Significant Casualty" means (i) a Casualty that results in an insurance settlement on the basis of a total loss, or a constructive or compromised total loss, or (ii) a Casualty that in the reasonable, good faith judgment of the Lessee (as evidenced by a Responsible Officer's Certificate delivered to the Lessor pursuant to Section 16.1 of the Lease) either (a) renders the Property unsuitable for continued use as a commercial property of the type of such property immediately prior to such Casualty or (b) is so substantial in nature that restoration of the Property to substantially its condition as existed immediately prior to such Casualty would be impracticable or impossible.

         "Significant Condemnation" means (i) a Condemnation that involves a taking of Lessor's entire title to the related Land Interest, (ii) a Condemnation that results in loss of possession of the Property by the Lessee for a period in excess of one hundred eighty (180) consecutive days, or (iii) a Condemnation that in the reasonable, good faith judgment of the Lessee (as evidenced by a Responsible Officer's Certificate delivered to the Lessor pursuant to Section 16.1 of the Lease) either (a) renders the Property unsuitable for continued use as commercial of the type of such property immediately prior to such Condemnation or (b) is such that restoration of the Property to substantially its condition as existed immediately prior to such Condemnation would be impracticable or impossible.

         "Significant Event" means (i) a Significant Casualty, (ii) a Significant Condemnation, (iii) an event where the restoration of the Property subject to a Casualty or Condemnation shall not be completed prior to the earlier of (A) the 180th day prior to the Expiration Date or (B) twelve (12) months following the occurrence of such Casualty or Condemnation or (iv) the occurrence of an Environmental Violation where the costs to clean up or remediate the same are reasonably estimated by the Lessee to exceed $5,000,000.

         "Six Month Extension Termination Date" means, if the 364 Day Commitment is extended pursuant to Section 3.6 of the Participation Agreement, the date which is six months after the expiration of the 364 Day Commitment.

         "Solvent" means, with respect to any Person on any date, that on such date (a) the fair value of the assets of such Person is greater than the fair value of the liabilities (including, without limitation, contingent liabilities) of such Person, as such value is established and liabilities evaluated for purposes of Section 101 (31) of the Federal Bankruptcy Reform Act of 1978 (12 U.S.C. ss.101, et seq.) and, in the alternative, the California Uniform
Fraudulent Transfer Act, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital.

         "Specified Event of Default" is defined in Section 17.1(q) of the Lease.

         "Subordinated Debt" means the Convertible Subordinated Debentures and any other subordinated debt permitted by Section 10.1(g).

         "Subsidiary" of any Person means (a) any corporation of which 50% or more of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries or (b) any partnership, joint venture, or other association of which 50% or more of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person's other Subsidiaries and in each case, only if such Person is included in the Financial Statements of such Person on a consolidated basis.

         "Supplemental Rent" means all amounts, liabilities and obligations (other than Basic Rent) which Lessee assumes or agrees to pay to Lessor or any other Person under the Lease, or under any of the other Operative Documents, including, without limitation, payments of the Residual Value Guarantee Amount, the Shortfall Amount and payments pursuant to Sections 16.2, 16.3. 16.4 or 17.6 of the Lease and Articles XX and XXII of the Lease.

         "Supplement to Assignment of Lease" means the Supplement substantially in the form of Exhibit A to the Assignment of Lease together with all attachments and schedules thereto, as such Supplement to Assignment of Lease may be supplemented, amended or modified from time to time.

         "Syndication Period" means the period commencing on the Effective Date and concluding on the earlier of (i) the date which is ninety days after the Effective Date or (ii) the date on which the Agent has syndicated Participation Interests to other Participants representing not less than seventy percent (70%) of the total Commitment set forth on Schedule I to the Participation Agreement.

         "Synthetic Lease" means an off-balance sheet financing arrangement for equipment or real estate which is treated as an operating lease under GAAP but pursuant to which the lessee of such equipment or real estate has the benefits and burdens of ownership of the leased equipment or real estate for U.S. tax purposes.

         "Tangible Net Worth" means, with respect to the Lessee and its Subsidiaries at any time, the remainder at such time, determined on a consolidated basis in accordance with GAAP, of (a) the total assets of the Lessee and its Subsidiaries minus (b) the sum (without limitation and without duplication of deductions) of (i) the total liabilities of the Lessee and its Subsidiaries, (ii) all reserves established by the Lessee and its Subsidiaries for anticipated losses and expenses (to the extent not deducted in calculating total assets in clause (a) above), and (iii) all intangible assets of the Lessee and its Subsidiaries (to the extent included in calculating total assets in clause (a) above), including, without limitation, goodwill (including any amounts, however designated on the balance sheet, representing the cost of acquisition of businesses and investments in excess of underlying tangible assets), trademarks, trademark rights, trade name rights, copyrights, patents, patent rights, licenses, unamortized debt discount, marketing expenses, organizational expenses, non-compete agreements and deferred research and development.

         "Taxes" is defined in the definition of Impositions.

         "Term" is defined in Section 2.3 of the Lease.

         "Termination Date" is defined in Section 15.1(d), 16.2(a) and 17.2(e) of the Lease.

         "Termination Notice" is defined in Section 16.1 of the Lease.

         "364 Day Commitment" means $53,600,000.

         "Total Funded Debt Ratio" means, with respect to the Lessee, as of the last day of any quarter, the ratio, determined on a consolidated basis in accordance with GAAP, of (a) the aggregate amount of all Funded Debt of the Lessee then outstanding on such day to (b) EBITDA of the Lessee for the consecutive four quarter period ending on such day.

         "Transfer" means, with respect to any assets or property, any sale, lease, transfer or other disposition thereof.

         "Two Year Commitment" means $12,400,000. The Two Year Commitment expires on the earlier of the Completion Date or the Outside Completion Date.

         "Tranche A Participants" means those Participants  purchasing a Tranche
A   Participation   Interest  in  the  Advances  and  maintaining  a  Tranche  A
Participation Interest Commitment.

         "Tranche A Participation Interest" means, (i) as to each Tranche A Participant, such Participant's Tranche A Participation Interest Commitment Percentage, multiplied by the outstanding amount of all Advances as to which such Participant has funded its Tranche A Participation Interest Commitment Percentage under Section 3.4 of the Participation Agreement and (ii) as to all Tranche A Participants, 85% of all outstanding Advances.

         "Tranche A Participation Interest Balance" means for each Tranche A Participant as of any date of determination an amount equal to (i) the sum of such Tranche A Participant's Tranche A Participation Interest in all outstanding Advances, together with all accrued and unpaid interest thereon, and all other amounts owing by the Lessee to such Tranche A Participant under the Operative Documents, less (ii) the sum of all payments received by the Tranche A Participant on account of payments to reduce such Tranche A Participant's Tranche A Participation Interest, including reductions resulting from payments by the Lessor, the Lessee and the Guarantor and/or proceeds from the sale of the Property and/or amounts realized from the Collateral pursuant to the Cash Collateral Agreement.

         "Tranche A Participation Interest Commitment" is defined in Section 3.5 of the Participation Agreement.

         "Tranche A Participation Interest Commitment Percentage" means (i) with respect to all Participants in the aggregate, 85% of the aggregate Commitments, and (ii) with respect to each Tranche A Participant, the percentage of the aggregate Commitments set forth after such Participant's Tranche A Participation Interest Commitment in Schedule I to the Participation Agreement.

         "Tranche B Participants" means those Participants  purchasing a Tranche
B   Participation   Interest  in  the  Advances  and  maintaining  a  Tranche  B
Participation Interest Commitment.

         "Tranche B Participation Interest" means, (i) as to each Tranche B Participant, such Tranche B Participant's Tranche B Participation Interest Commitment multiplied by the outstanding amount of all Advances as to which such Participant has funded its Tranche B Participation Interest Commitment Percentage under Section 3.4 of the Participation Agreement and (ii) as to all Tranche B Participants, 11.50% of all outstanding Advances.

         "Tranche B Participation Interest Balance" means for each Tranche B Participant as of any date of determination an amount equal to (i) the sum of such Tranche B Participant's Tranche B Participation Interest in all outstanding Advances, together with all accrued and unpaid interest thereon, and all other amounts owing by the Lessee to such Tranche B Participant under the Operative Documents, less (ii) the sum of all payments received by the Tranche B Participant on account of payments to reduce such Tranche B Participant's Tranche B Participation Interest, including reductions resulting from payments by the Lessor, the Lessee and the Guarantor and/or proceeds from the sale of the Property and/or amounts realized from the Collateral pursuant to the Cash Collateral Agreement.

         "Tranche B Participation Interest Commitment" is defined in Section 3.5 of the Participation Agreement.

         "Tranche B Participation Interest Commitment Percentage" means (i) with respect to all Participants in the aggregate, 11.50% of the aggregate Commitments, and (ii) with respect to each Tranche B Participant, the percentage of the aggregate Commitments set forth after such Participant's Tranche B Participation Interest Commitment in Schedule I to the Participation Agreement.

         "Tranche C Participants" means those Participants  purchasing a Tranche
C   Participation   Interest  in  the  Advances  and  maintaining  a  Tranche  C
Participation Interest Commitment.

         "Tranche C Participation Interest" means, (i) as to each Tranche C Participant, such Tranche C Participant's Tranche C Participation Interest Commitment multiplied by the outstanding amount of all Advances as to which such Participant has funded its Tranche C Participation Interest Commitment Percentage under Section 3.4 of the Participation Agreement and (ii) as to all Tranche C Participants 3.50% of all outstanding Advances.

         "Tranche C Participation Interest Balance" means for each Tranche C Participant as of any date of determination an amount equal to (i) the sum of such Tranche C Participant's Tranche C Participation Interest in all outstanding Advances, together with all accrued and unpaid Yield thereon, and all other amounts owing by the Lessee to such Tranche C Participant under the Operative Documents, less (ii) the sum of all payments received by the Tranche C Participant on account of payments to reduce such Tranche C Participant's Tranche C Participation Interest, including reductions resulting from payments by the Lessor, the Lessee and the Guarantor, proceeds from the sale of the Property and/or amounts realized from the Collateral pursuant to the Cash Collateral Agreement.

         "Tranche C Participation Interest Commitment" is defined in Section 3.5 of the Participation Agreement.

         "Tranche C Participation Interest Commitment Percentage" means (i) with respect to all Participants in the aggregate, 3.50% of the Aggregate Commitments, and (ii) with respect to each Tranche C Participant, the percentage of the Aggregate Commitments set forth after such

Participant's Tranche C Participation Interest Commitment in Schedule I to the Participation Agreement.

         "Transaction Expenses" means the following costs and expenses incurred by the Lessor, the Agent and, to the extent referred to below, the Participants in connection with the preparation, execution and delivery of the Operative Documents and the transactions contemplated by the Operative Documents:

                  (a) the reasonable fees, out-of-pocket expenses and disbursements of counsel for each of the Lessor, ABN AMRO and the Agent, in negotiating the terms of the Operative Documents and the other transaction documents, preparing for the closing under, and rendering opinions in connection with, such transactions and in rendering other services customary for counsel representing parties to transactions of the types involved in the transactions contemplated by the Operative Documents;

                  (b) the reasonable fees, out-of-pocket expenses and disbursements of counsel of each of the Lessor, ABN AMRO and the Agent in connection with (1) any amendment, supplement, waiver or consent with respect to any Operative Documents requested or approved by the Lessee and (2) any enforcement of any rights or remedies against the Lessee in respect of the Operative Documents;

                  (c) any and all Taxes and fees incurred in recording, registering or filing any Operative Document or any other transaction document, any deed, declaration, mortgage, security agreement, notice or financing statement with any public office, registry or governmental agency in connection with the transactions contemplated by the Operative Documents;

                  (d) any title fees, premiums and escrow costs and other expenses relating to title insurance and the closing contemplated by the Transaction Documents; and

                  (e) all expenses relating to all Environmental Audits and Appraisals.

         "Type" means, with respect to any Advance, its nature as an Alternate Base Rate Advance or a Eurodollar Rate Advance.

         "UCC Financing Statements" means collectively the Agent Financing Statements and the Lessor Financing Statements.

         "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

         "Uniform Commercial Code" and "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

         "Voting Power" means, with respect to securities issued by any Person, the combined voting power of all securities of such person which are issued and outstanding at the time of determination and which are entitled to vote in the election of directors of such Person, other than securities having such power only by reason of the happening of a contingency.

         "Wholly-Owned Subsidiary" means any Subsidiary in which (other than directors' qualifying or local ownership shares required by law) 100% of the issued and outstanding Equity Securities or equity interest (as applicable) having ordinary voting power to elect a majority of the Board of Directors of such Subsidiary or direct or control the management of such Subsidiary (as applicable) is at the time owned and controlled by a Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person's other Subsidiaries.

         "Yield" is defined in Section 3.8(b) of the Participation Agreement.